Exhibit 21.1

Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF FORMATION

Marlin Leasing Corporation	Delaware
Marlin Leasing Receivables Corp. II	Nevada
Marlin Leasing Receivables Corp. IV	Nevada
Marlin Leasing Receivables Corp. VII	Nevada
Marlin Leasing Receivables Corp. VIII	Nevada
Marlin Leasing Receivables Corp. IX	Nevada
Marlin Leasing Receivables II LLC	Nevada
Marlin Leasing Receivables IV LLC	Nevada
Marlin Leasing Receivables VII LLC	Nevada
Marlin Leasing Receivables VIII LLC	Nevada
Marlin Leasing Receivables IX LLC	Nevada
AssuranceOne, Ltd.	Bermuda
Marlin Business Bank	Utah

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